Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Westmoreland Coal Company for the registration of $150,000,000 of 10.75% Senior Notes due 2018 and to the inclusion of our report dated March 11, 2011 except for Note 19 as to which the date is June 3, 2011, with respect to the consolidated financial statements of Westmoreland Coal Company, and our reports dated June 3, 2011 with respect to the consolidated financial statements of Westmoreland Resources Inc. and Westmoreland Energy LLC .
/s/ ERNST & YOUNG LLP
Denver, Colorado
June 3, 2011